Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2016

Company Announces Special Cash Dividend of $0.21 Per Share and
Board of Directors Authorizes Additional Share Repurchases

HIGH POINT, N.C. (June 15, 2016) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended May 1, 2016.

Fiscal 2016 Full Year Highlights

▪	Net sales were $312.9 million, up 1.0 percent from fiscal 2015, representing the seventh consecutive year of overall annual sales growth, with mattress fabric sales up 3.7 percent, a record year, and upholstery fabric sales down 3.1 percent over the prior year.

▪	Pre-tax income was $27.9 million, the highest annual pre-tax income in Culp’s history, and a 21.5 percent increase compared with the previous record of $23.0 million in pre-tax income for fiscal 2015.

▪	Net income (GAAP) was $16.9 million, or $1.36 per diluted share, compared with net income of $15.1 million, or $1.21 per diluted share, in fiscal 2015.

▪	Adjusted net income (non-GAAP) was $22.7 million, or $1.82 per diluted share, compared with $19.4 million, or $1.56 per diluted share, for the prior year period. (Adjusted net income is calculated using estimated cash income tax expense. See the reconciliation to net income on page 6).

▪	Return on capital was 32 percent, the highest return in the company’s history, compared with 28 percent in fiscal 2015.

▪	Free cash flow for the year was strong at $15.2 million, up slightly from last year’s $15.1 million, after spending $11.5 million in capital expenditures.

▪	The company’s financial position remained solid with cash and cash equivalents and short term investments of $42.1 million, up from $39.7 million at the end of the previous fiscal year, after spending $24.2 million in capital expenditures, dividends, debt repayments and share repurchases during fiscal 2016.

Fiscal 2016 Fourth Quarter Highlights

▪	Net sales were $77.3 million, down 2.0 percent, with mattress fabric sales up 1.5 percent and upholstery fabric sales down 7.5 percent, compared with the fourth quarter last year.

▪	Pre-tax income was $7.2 million, up 7.2 percent compared with $6.7 million in the fourth quarter of fiscal 2015.

▪	Net income (GAAP) was $3.6 million, or $0.29 per diluted share, compared with net income of $4.9 million, or $0.39 per diluted share, in the prior year period. Both years were affected by income tax adjustments.

▪	Adjusted net income (non-GAAP) was $5.8 million, or $0.47 per diluted share, for the current quarter, compared with $5.6 million, or $0.45 per diluted share, for the prior year period.

▪	The company announced a special cash dividend of $0.21 per share, the fourth special dividend in the past five fiscal years, and a quarterly cash dividend of $0.07 per share, both payable in July 2016.

Financial Outlook

▪	The projection for first quarter fiscal 2017 is for overall sales to be comparable to slightly lower than the previous year’s first quarter, which was a very strong quarter. Pre-tax income for the first quarter of fiscal 2017 is expected to be in the range of $7.0 million to $7.5 million. Pre-tax income for the first quarter of fiscal 2016 was $7.4 million. The company expects fiscal 2017 to be another good year for free cash flow.

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CFI Announces Results for Fourth Quarter and Fiscal 2016

June 15, 2016

Overview

For the fourth quarter ended May 1, 2016, net sales were $77.3 million, compared with $78.8 million a year ago.  The company reported net income of $3.6 million, or $0.29 per diluted share, for the fourth quarter of fiscal 2016, compared with net income of $4.9 million, or $0.39 per diluted share, for the fourth quarter of fiscal 2015.  The income tax rates for the fourth quarters of fiscal 2016 and 2015 include a change in estimate adjustments due to the mix of earnings between the company’s U.S. parent and foreign subsidiaries and also changes in forecasted and actual year-end results.

Given the volatility in the income tax area during fiscal 2016 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and a reconciliation to net income is set forth on page 6).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a few more years, due to approximately $18.0 million in U.S. net operating loss carryforwards as of the end of fiscal 2016.  For the fourth quarter of fiscal 2016, adjusted net income was $5.8 million, or $0.47 per diluted share, compared with $5.6 million, or $0.45 per diluted share, for the fourth quarter of fiscal 2015.  On a pre-tax basis, the company reported income of $7.2 million compared with pre-tax income of $6.7 million for the fourth quarter of fiscal 2015.

Net sales for fiscal 2016 were $312.9 million, up 1.0 percent, compared with net sales of $310.2 million in fiscal 2015.  Net income for fiscal 2016 was $16.9 million, or $1.36 per diluted share, compared with $15.1 million, or $1.21 per diluted share, in fiscal 2015. Net income for fiscal 2016 was affected by a higher income tax rate compared with the previous year due mostly to taxable foreign exchange gains associated with the company’s China operations.  Adjusted net income for fiscal 2016 was $22.7 million, or $1.82 per diluted share, compared with $19.4 million, or $1.56 per diluted share, in fiscal 2015.  On a pre-tax basis, the company reported income of $27.9 million for fiscal 2016, compared with pre-tax income of $23.0 million in fiscal 2015.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Culp delivered another solid performance in fiscal 2016, as we reported our seventh consecutive year of overall annual sales growth.  Both of our businesses achieved a strong operating performance with significantly improved profitability over fiscal 2015.  Notably, our pre-tax income for the year was the highest in the company’s history.  Further, we achieved excellent free cash flow of $15.2 million, slightly above last year’s $15.1 million, after spending $11.5 million on capital expenditures.

“Throughout fiscal 2016, we have continued to execute our strategy with a focus on design creativity and product innovation, supported by exceptional customer service.  Our ability to sustain excellence in creating innovative fabrics and offering a product mix that meets changing customer demands is an important advantage for Culp.  As a result, we have further enhanced our competitive position in both businesses, and we look forward to continued success in the year ahead.

“We are pleased to announce today that our Board of Directors approved a special cash dividend of $0.21 per share, in line with our capital allocation strategy, as well as approved our regular quarterly cash dividend of $0.07 per share.  This action, together with our $2.4 million in share repurchases during fiscal 2016, reflects our commitment to delivering value to our shareholders.  At the same time, we have the financial strength to make the strategic investments necessary to further enhance our production capabilities and take advantage of additional growth opportunities in fiscal 2017,” added Saxon.

Mattress Fabric Segment

Sales for this segment were $48.9 million for the fourth quarter, up 1.5 percent, compared with sales of $48.2 million in the fourth quarter of fiscal 2015.  For fiscal 2016, mattress fabric sales were $186.4 million, up 3.7 percent, compared with $179.7 million in fiscal 2015.

“Our results for the fourth quarter were in line with expectations, reflecting consistent execution of our strategy throughout fiscal 2016,” said Iv Culp, president of Culp’s mattress fabric division.  “Notably, we delivered another record performance for the year, topping the previous year’s record with the highest annual mattress fabric sales and profits in Culp’s history.  We are especially pleased with our steady sales growth this year, which has outperformed overall industry trends.  In addition, we have continued to make strategic investments for the future and expand our operations in line with expected demand.  Our operating performance in fiscal 2016 includes the benefits of our capital investments with increased capacity, enhanced finishing capabilities, overall improved efficiency and throughput, and lower input costs.  Importantly, we have enhanced our ability to meet our growing customer demand with excellent service and delivery performance.

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CFI Announces Results for Fourth Quarter and Fiscal 2016

June 15, 2016

“With our outstanding performance in fiscal 2016, we have established a strong competitive position, and we are excited about the opportunities to build upon our success.  Looking ahead, we continue to move forward with our multi-year expansion plans.  We have already commenced work on additional expansion projects in our North Carolina facilities to add more production capacity, expand our design facilities and significantly enhance our distribution capabilities.  Additionally, phase two of our Canadian expansion project is expected to begin in early fiscal 2017, including additional equipment, finishing capabilities and a new distribution platform that will allow us to improve deliveries and better serve our customers in Canada.

“Our focus on design and innovation continues to distinguish our products in the mattress fabric marketplace.  Our product mix of mattress fabrics and sewn covers across most price points and style trends has allowed us to execute our diversification strategy and enhance our strong value proposition.  We are also pleased with the recent growth in CLASS, our mattress cover business.  Importantly, CLASS has allowed us to reach new customers and additional market segments, especially the Internet bedding space, with solid growth prospects.  We look forward to the opportunities ahead for another strong performance in both mattress fabrics and sewn covers during fiscal 2017,” noted Culp.

Upholstery Fabric Segment

Sales for this segment were $28.4 million for the fourth quarter, down 7.5 percent compared with sales of $30.7 million in the fourth quarter of fiscal 2015.  For fiscal 2016, upholstery fabric sales were $126.4 million, down 3.1 percent compared with $130.4 million in fiscal 2015.

“Our sales for the fourth quarter of fiscal 2016 were somewhat lower than expected, reflecting our customer mix strategy and softer retail demand for furniture,” noted Boyd Chumbley, executive vice president of Culp’s upholstery fabrics division.  “However, even with lower sales, we were pleased with our overall operating performance and improved profitability compared with the fourth quarter of fiscal 2015.

“For fiscal 2016, Culp continued to deliver a solid operating performance and further enhanced our reputation as an industry leader with exceptional products and service for our customers,” added Chumbley.  “Our strategic focus on three critical areas – driving design and innovation, providing a diverse range of products, and expanding our customer base, both to new end-user markets as well as to a broader global marketplace – was the key driver of our performance for the year.

“Our China platform has provided significant manufacturing flexibility, and we have continued to leverage this capability to support our product-driven strategy.  Sales of China produced fabrics accounted for 91 percent of upholstery fabric sales in fiscal 2016, and our improved operating performance reflects a more favorable product mix of fabric styles and price points as well as a more favorable currency exchange rate in China.

“Looking ahead, in spite of current retail market conditions, we remain confident about the long-term opportunities for our upholstery fabric business. Our recent showing at the April furniture market was very encouraging with strong placements for Culp.  Customer response to our latest product offerings was very favorable, especially with the introduction of our new ‘performance’ line of highly durable, stain-resistant upholstery fabrics. We will continue our relentless drive to meet the changing demands of our customers and keep pace with current style trends. As such, we believe Culp is well positioned for growth in upholstery fabric, especially as a stronger economy and a more stable U.S. housing market support higher consumer spending for home furnishings,” said Chumbley.

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CFI Announces Results for Fourth Quarter and Fiscal 2016

June 15, 2016

Balance Sheet

“We are pleased to end fiscal 2016 with a strong financial position,” added Ken Bowling, chief financial officer of Culp, Inc.  “As of May 1, 2016, we reported $42.1 million in cash and cash equivalents and short-term investments, up from the previous year’s ending balance of $39.7 million, with no debt.  This year over year increase in cash was achieved despite spending $11.5 million on capital expenditures, $8.1 million on dividends, and $4.6 million on debt repayments and share repurchases, for a total of $24.2 million spent during fiscal 2016.  Free cash flow for the year was $15.2 million, slightly up from last year’s $15.1 million.  As we look to fiscal 2017, we expect another good year of free cash flow, with capital expenditures projected to approximate the $11.5 million spent during fiscal 2016 and modest growth in working capital.  We are well positioned to make the capital investments to support our growth strategy and continue to return funds to our shareholders.”

Dividends and Share Repurchases

Consistent with its capital allocation strategy to return funds to shareholders through dividends and share repurchases, the company announced that its Board of Directors has approved the payment of a special cash dividend of $0.21 per share.  In addition, the Board approved the payment of the company’s quarterly cash dividend of $0.07 per share.  Both of these payments will be made on July 15, 2016, to shareholders of record as of July 1, 2016.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

For fiscal 2016, the company purchased 100,776 shares of Culp common stock for $2.4 million at an average price of $23.79 per share, all of which were purchased in the third quarter, pursuant to the $5.0 million share repurchase program authorized by the Board of Directors in February 2014, leaving $1.9 million available under the previous program.  The Board has approved an increase in the authorization for the company to acquire its common stock back to a total of $5.0 million.

Since June 2011, and including the special and regular dividends to be paid in July, the company will have returned approximately $43 million to shareholders in the form of regular quarterly and special dividends and share repurchases.  Notably, since fiscal 2012 the company has repurchased approximately 10 percent of its outstanding stock.

Saxon said, “We are pleased that our solid financial performance and strong balance sheet have provided an opportunity to pay another special dividend, our fourth in five years, even after spending $2.4 million in share repurchases in fiscal 2016.  These actions reflect our confidence in Culp’s future and our ongoing commitment to generating value for our shareholders.”

Financial Outlook

Commenting on the outlook for the first quarter of fiscal 2017, Saxon remarked, “At this time, we expect overall sales to be comparable to slightly lower than the first quarter of fiscal 2016 due to a soft retail environment.

“We expect first quarter sales in our mattress fabrics business to be comparable to the first quarter of fiscal 2016, which was a record first quarter performance in both sales and profitability.  Operating income and margins in this segment are expected to be comparable to the same period a year ago.

“In our upholstery fabrics business, we expect first quarter sales to be down slightly compared with the first quarter of fiscal 2016.  We believe the upholstery fabrics segment’s operating income and margins will be comparable with the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the first fiscal quarter of 2017 in the range of $7.0 million to $7.5 million.  Pre-tax income for last year’s first quarter was $7.4 million.

“Based on our current budget, capital expenditures for fiscal 2017 are expected to approximate the $11.5 million spent in fiscal 2016, primarily related to our mattress fabrics business.  Additionally, the company expects another good year of free cash flow, even after another year of higher than normal capital expenditures and modest growth in working capital.”

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CFI Announces Results for Fourth Quarter and Fiscal 2016

June 15, 2016

In closing, Saxon remarked, “We are pleased with Culp’s performance in fiscal 2016 and our ability to execute our strategy.  Our success in the marketplace reflects our ability to leverage our outstanding design capabilities and deliver a wide range of innovative fabrics that keep pace with customer demand and style trends.  We are well positioned to support our continued growth with our flexible and scalable global manufacturing platform, backed by exceptional customer service.  We have continued to make the right investments to enhance our design and production capabilities to strengthen our competitive advantage.  At the same time, we have followed a disciplined capital allocation strategy, allowing us to reward our shareholders with significant dividend payments and share repurchases.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.  We are excited about the opportunities before us as we look ahead to fiscal 2017 and beyond.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada and China.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 17, 2015, for the fiscal year ended May 3, 2015. In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CFI Announces Results for Fourth Quarter and Fiscal 2016

June 15, 2016

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	May 1,	May 3,	May 1,	May 3,
	2016	2015	2016	2015

Net sales	$77,253,000	$78,846,000	$312,860,000	$310,166,000
Income before income taxes	$7,167,000	$6,685,000	$27,898,000	$22,956,000
Net income	$3,601,000	$4,913,000	$16,935,000	$15,071,000
Net income per share:
Basic	$0.29	$0.40	$1.38	$1.23
Diluted	$0.29	$0.39	$1.36	$1.21

Adjusted net income	$5,834,000	$5,635,000	$22,709,000	$19,352,000
Adjusted net income per share
Basic	$0.48	$0.46	$1.85	$1.58
Diluted	$0.47	$0.45	$1.82	$1.56
Average shares outstanding:
Basic	12,257,000	12,219,000	12,302,000	12,217,000
Diluted	12,434,000	12,440,000	12,475,000	12,422,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Fiscal Year Ended
	May 1,	May 3,	May 1,	May 3,
	2016	2015	2016	2015
Income before income taxes	$7,167,000	$6,685,000	$27,898,000	$22,956,000
Adjusted income taxes (2)	$1,333,000	$1,050,000	$5,189,000	$3,604,000
Adjusted net income	$5,834,000	$5,635,000	$22,709,000	$19,352,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its estimated $18.0 million in net operating loss carryforwards as of May 1, 2016.  Adjusted net income is calculated using only estimated cash income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 18.6% for fiscal 2016 and 15.7% for fiscal 2015.

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CFI Announces Results for Fourth Quarter and Fiscal 2016

June 15, 2016

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Twelve Months Ended May 1, 2016, and May 3, 2015
(Unaudited)
(Amounts in Thousands)

		TWELVE MONTHS ENDED

		Amounts
		May 1,	May 3,
		2016	2015

Consolidated Effective GAAP Income Tax Rate	(1)	39.3%	34.3%

Non-Cash U.S. Income Tax Expense		(20.3)%	(18.2)%

Non-Cash Foreign Income Tax Expense		(0.4)%	(0.4)%

Consolidated Adjusted Effective Income Tax Rate	(2)	18.6%	15.7%

	THREE MONTHS ENDED
	As reported		May 1, 2016	As reported		May 3, 2015
	May 1,		Proforma Net	May 3,		Proforma Net
	2016	Adjustments	of Adjustments	2015	Adjustments	of Adjustments

Income before income taxes	$7,167	$-	$7,167	$6,685	$-	$6,685

Income taxes (3)	3,566	$(2,233)	1,333	1,772	$(722)	1,050
Net income	$3,601	$2,233	$5,834	$4,913	$722	$5,635

Net income per share-basic	$0.29	$0.18	$0.48	$0.40	$0.06	$0.46
Net income per share-diluted	$0.29	$0.18	$0.47	$0.39	$0.06	$0.45
Average shares outstanding-basic	12,257	12,257	12,257	12,219	12,219	12,219
Average shares outstanding-diluted	12,434	12,434	12,434	12,440	12,440	12,440

	TWELVE MONTHS ENDED
	As reported		May 1, 2016	As reported		May 3, 2015
	May 1,		Proforma Net	May 3,		Proforma Net
	2016	Adjustments	of Adjustments	2015	Adjustments	of Adjustments

Income before income taxes	$27,898	$-	$27,898	$22,956	$-	$22,956

Income taxes (3)	10,963	$(5,774)	5,189	7,885	$(4,281)	3,604
Net income	$16,935	$5,774	$22,709	$15,071	$4,281	$19,352

Net income per share-basic	$1.38	$0.47	$1.85	$1.23	$0.35	$1.58
Net income per share-diluted	$1.36	$0.46	$1.82	$1.21	$0.34	$1.56
Average shares outstanding-basic	12,302	12,302	12,302	12,217	12,217	12,217
Average shares outstanding-diluted	12,475	12,475	12,475	12,422	12,422	12,422

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for Fourth Quarter and Fiscal 2016

June 15, 2016

Reconciliation of Free Cash Flow
For the Twelve Months Ended May 1, 2016, and May 3, 2015
(Unaudited)
(Amounts in thousands)

	Twelve Months Ended	Twelve Months Ended
	May 1, 2016	May 3, 2015

Net cash provided by operating activities	$26,795	$26,111
Minus: Capital Expenditures	(11,475)	(10,461)
Add: Proceeds from the sale of equipment	233	727
Add: Proceeds from life insurance policies	-	320
Minus: Payments on life insurance policies	(18)	(18)
Minus: Purchase of long-term investments	(1,649)	(1,650)
Add: Excess tax benefits related to stock-based compensation	841	109
Effect of exchange rate changes on cash and cash equivalents	498	(21)

Free Cash Flow	$15,225	$15,117

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CFI Announces Results for Fourth Quarter and Fiscal 2016

June 15, 2016

Reconciliation of Return on Capital
For the Twelve Months Ended May 1, 2016, and May 3, 2015
(Unaudited)
(Amounts in thousands)

	Twelve Months Ended	Twelve Months Ended
	May 1, 2016	May 3, 2015

Consolidated Income from Operations	$28,338	$22,789
Average Capital Employed (2)	88,691	81,497

Return on Average Capital Employed (1)	32.0%	28.0%

Average Capital Employed

	May 1, 2016	January 31, 2016	November 1, 2015	August 2, 2015	May 3, 2015

Total assets	$175,142	$173,551	$168,947	$166,879	$171,300
Total liabilities	(46,330)	(48,477)	(45,972)	(48,154)	(51,873)

Subtotal	$128,812	$125,074	$122,975	$118,725	$119,427
Less:
Cash and cash equivalents	(37,787)	(31,713)	(31,176)	(25,933)	(29,725)
Short-term investments	(4,359)	(4,259)	(6,320)	(6,336)	(10,004)
Long-term investments	(4,025)	(3,590)	(3,279)	(2,893)	(2,415)
Income taxes receivable	(155)	(23)	(75)	(142)	(229)
Deferred income taxes - non-current	(2,319)	(4,312)	(3,415)	(4,405)	(5,169)
Current maturities of long-term debt	-	-	-	2,200	2,200
Income taxes payable - current	180	622	305	392	325
Income taxes payable - long-term	3,841	3,480	3,655	3,634	3,792
Deferred income taxes - non-current	1,483	1,209	1,206	1,071	982
Deferred compensation	4,686	4,495	4,421	4,280	4,041
Total Capital Employed	$90,357	$90,983	$88,297	$90,593	$83,225

Average Capital Employed (2)	$88,691

	May 3, 2015	February 1, 2015	November 2, 2014	August 3, 2014	April 27, 2014

Total assets	$171,300	$165,358	$156,163	$154,218	$160,928
Total liabilities	(51,873)	(50,386)	(44,489)	(45,071)	(49,184)

Subtotal	$119,427	$114,972	$111,674	$109,147	$111,744
Less:
Cash and cash equivalents	(29,725)	(28,772)	(28,953)	(24,665)	(29,303)
Short-term investments	(10,004)	(8,384)	(6,318)	(6,311)	(6,294)
Long-term investments	(2,415)	(2,063)	(1,911)	(1,749)	(765)
Income taxes receivable	(229)	(104)	-	(136)	(121)
Deferred income taxes - non-current	(5,169)	(5,020)	(6,200)	(7,182)	(8,263)
Current maturities of long-term debt	2,200	2,200	2,200	2,200	2,200
Line of credit	-	-	-	569	586
Income taxes payable - current	325	325	268	387	442
Income taxes payable - long-term	3,792	3,630	3,980	4,037	3,962
Deferred income taxes - non-current	982	927	896	1,019	1,006
Deferred compensation	4,041	3,934	3,794	3,632	2,644
Long-term debt, less current maturities	-	-	-	2,200	2,200
Total Capital Employed	$83,225	$81,645	$79,430	$83,148	$80,038

Average Capital Employed (2)	$81,497

Notes:

(1) Return on average capital employed represents operating income for fiscal 2016 or fiscal 2015 divided by average capital employed.
Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, long-term debt, including current maturities, line of credit, noncurrent deferred tax assets and liabilities, income taxes receivable and payable, and deferred compensation.

(2) Average capital employed used for fiscal 2016 was computed using the five quarterly periods ending May 1, 2016, January 31, 2016, November 1, 2015, August 2, 2015 and May 3, 2015.
Average capital employed used for fiscal 2015 was computed using the five quarterly periods ending May 3, 2015, February 1, 2015, November 2, 2014, August 3, 2014 and April 27, 2014.

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